PRICING SUPPLEMENT                                          File No. 333-105098
------------------                                               Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated June 3, 2003)
Pricing Supplement Number: 2343


                          Merrill Lynch & Co., Inc.
                         Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue


                             Floating Rate Notes

Principal Amount:       $225,000,000              Original Issue Date:  November 4, 2003

CUSIP Number:           59018YSG7                 Stated Maturity Date: November 4, 2005

Issue Price:            100%

Interest Calculation:                             Day Count Convention:
----------------------------                      ---------------------
|x| Regular Floating Rate Note                    |x| Actual/360
| | Inverse Floating Rate Note                    | | 30/360
     (Fixed Interest Rate):                       | | Actual/Actual

Interest Rate Basis:
--------------------
|x| LIBOR                                         | | Commercial Paper Rate
| | CMT Rate                                      | | Eleventh District Cost of Funds Rate
| | Prime Rate                                    | | CD Rate
| | Federal Funds Rate                            | | Other (see attached)
| | Treasury Rate
Designated CMT Page:                             Designated LIBOR Page:

          CMT Moneyline Telerate Page:                 LIBOR MoneylineTelerate Page:  3750
                                                                LIBOR Reuters Page:


Index Maturity:         Three Months              Minimum Interest Rate:   Not Applicable



Spread:                 + 0.07%                   Maximum Interest Rate:    Not Applicable

Initial Interest Rate:  Calculated as if the      Spread Multiplier:        Not Applicable
                        Original Issue Date was
                        an Interest Reset Date


Interest Reset Dates:   Quarterly, on the 4th of February, May, August and
                        November, commencing on February 4, 2004, subject to modified following Business Day convention.

Interest Payment Dates: Quarterly, on the 4th of February, May, August and
                        November, commencing on February 4, 2004, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:   The Notes cannot be repaid prior to the Stated
                        Maturity Date.

Redemption at the
Option of the Company:  The Notes cannot be redeemed prior to the Stated
                        Maturity Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                JPMorgan Chase Bank

Underwriters:           Merrill Lynch, Pierce, Fenner & Smith Incorporated
                        ("MLPF&S"), Santander Central Hispano Investment
                        Securities Inc. and BNP Paribas Securities Corp. (the
                        "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                        Pursuant to an agreement, dated October 28, 2003 (the "Agreement"), between Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:


                        Underwriters                           Principal Amount of the Notes
                        ------------                           -----------------------------

                        Merrill Lynch, Pierce, Fenner & Smith           $220,500,000
                               Incorporated
                        Santander Central Hispano Investment
                               Securities Inc.                            $2,250,000
                        BNP Paribas Securities Corp.                      $2,250,000
                                                                        ------------
                                        Total                           $225,000,000


                        Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                        The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                        The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:  0.175%

Dated:                  October 28, 2003